Exhibit 99.2

TRANSACTIONS

The following table sets forth all transactions with respect to Common Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Common Shares, inclusive of any transactions effected prior to the filing hereof, on May 24, 2024. All such transactions were purchases or sales of Common Shares effected in the open market, and the table includes commissions paid in per Common Share prices.

	Trade Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Price ($)[1]
1.	04/03/2024	GK Investor LLC	Sell	28,429	$21.01
2.	04/11/2024	GK Investor LLC	Sell	55,252	$21.06
3.	04/23/2024	GK Investor LLC	Sell	74,494	$21.15
4.	04/25/2024	GK Investor LLC	Sell	49,512	$21.24
5.	04/26/2024	GK Investor LLC	Sell	120,032	$21.47
6.	04/29/2024	GK Investor LLC	Sell	46,642	$21.43
7.	04/30/2024	GK Investor LLC	Sell	87,971	$21.45
8.	05/01/2024	GK Investor LLC	Sell	110,000	$21.54
9.	05/02/2024	GK Investor LLC	Sell	125,000	$22.08
10.	05/03/2024	GK Investor LLC	Sell	100,000	$22.11
11.	05/06/2024	GK Investor LLC	Sell	65,700	$21.28
12.	05/07/2024	GK Investor LLC	Sell	150,000	$22.22
13.	05/08/2024	GK Investor LLC	Sell	111,892	$22.48
14.	05/09/2024	GK Investor LLC	Sell	95,911	$22.65
15.	05/10/2024	GK Investor LLC	Sell	86,400	$22.80
16.	05/13/2024	GK Investor LLC	Sell	100,000	$22.90
17.	05/14/2024	GK Investor LLC	Sell	100,000	$22.80
18.	05/15/2024	GK Investor LLC	Sell	54,000	$22.49
19.	05/16/2024	GK Investor LLC	Sell	100,000	$22.91
20.	05/17/2024	GK Investor LLC	Sell	93,100	$23.14
21.	05/20/2024	GK Investor LLC	Sell	100,000	$23.27
22.	05/21/2024	GK Investor LLC	Sell	75,000	$22.88
23.	05/22/2024	GK Investor LLC	Sell	75,000	$22.11
24.	05/23/2024	GK Investor LLC	Sell	89,100	$21.70

1 Prices are rounded to the nearest cent.